Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BIOGENERIX AG, AS BUYER,

AND

NEOSE TECHNOLOGIES, INC., AS SELLER

dated as of September 17, 2008

SCHEDULES TO ASSET PURCHASE AGREEMENT

Schedule 1.1(a)	Transferred Patent Rights
Schedule 1.1(b)(i)	Neose Retained Intellectual Property
Schedule 1.1(b)(ii)	Other Excluded Intellectual Property
Schedule 1.1(c)	Individuals with Seller’s Knowledge
Schedule 1.1(d)	Transferred Trademarks
Schedule 2.2(a)(vi)	Assumed Contracts
Schedule 2.2(b)	Transition Plan
Schedule 2.7	Privileged Documents and Opinions
Schedule 3.1	Affiliates
Schedule 3.3(b)	Conflicts
Schedule 3.4	Governmental Authority Consents
Schedule 3.5(d)	Certain Changes
Schedule 3.6	Certain Liens to Title
Schedule 3.7(a)	Registered Intellectual Property
Schedule 3.7(b)	Third Party License Agreements
Schedule 3.7(c)	Intellectual Property Infringement and Litigation
Schedule 3.7(d)	License Grants
Schedule 5.9	Technical Transition Employees
Schedule 6.4(b)(i)	Seller’s Wire Transfer Instructions

EXHIBITS TO ASSET PURCHASE AGREEMENT

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of BGX License Agreement
Exhibit C	Form of BGX Sublicense Agreement

Exhibit D	Form of Patent Cooperation Agreement
Exhibit E	Form of Novo Assignment and Assumption Agreement
Exhibit F	Form of Mutual Release Agreement
Exhibit G	Form of Post-Closing Confidentiality Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 17, 2008, is made by and between Neose Technologies, Inc., a Delaware corporation (“Seller”), and BioGeneriX AG, a company organized under the laws of the Federal Republic of Germany (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer are currently party to that certain Research, Co-Development and Commercialization Agreement, dated as of April 20, 2004, as amended by Amendment Number 1 to Research, Co-Development and Commercialization Agreement and Research License and Option Agreement, dated as of October 20, 2006 (as amended, the “Collaboration Agreement”);

WHEREAS, pursuant to the Collaboration Agreement, Seller and Buyer have collaborated in the discovery of a next-generation G-CSF (as hereinafter defined) (the “Collaboration”);

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to transfer to Buyer and Buyer desires to acquire the Purchased Assets (as defined herein);

WHEREAS, simultaneously with the sale of the Purchased Assets, subject to approval by the Seller’s stockholders, Seller intends to sell substantially all of its remaining assets to Novo Nordisk A/S (“Novo”) pursuant to an asset purchase agreement between Seller and Novo (the “Novo Asset Purchase Agreement”);

WHEREAS, immediately prior to the sale of the Purchased Assets, Seller and Buyer will enter into a license agreement (the “BGX License Agreement”) and a sublicense agreement (the “BGX Sublicense Agreement”) pursuant to which Seller will exclusively license or sublicense, as the case may be, certain of its rights in the Novo Transferred Assets (as hereinafter defined) to Buyer;

WHEREAS, simultaneously with the sale of assets to Novo pursuant to the Novo Asset Purchase Agreement, Seller shall assign the BGX License Agreement and the BGX Sublicense Agreement, Novo shall assume all of Seller’s rights, duties and obligations thereunder, and Novo and Buyer shall enter into patent cooperation agreement (the “Patent Cooperation Agreement”) pursuant to which the parties will enter into agreements with respect to the prosecution, maintenance and use of the patent rights included in the Novo Transferred Assets;

WHEREAS, upon the closing of the asset sale transaction contemplated hereby, Seller and Buyer shall terminate the Collaboration Agreement; and

WHEREAS, after closing of the sale, Seller intends to dissolve and distribute its remaining assets to its stockholders.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1.            Definitions.  The capitalized terms used in this Agreement have the respective meanings ascribed to them as follows:

“Acquisition Proposal” means any bona fide written proposal (other than the asset sale and related transactions contemplated by the Novo Asset Purchase Agreement), made by a party to acquire beneficial ownership (as defined under Rule 13(d) promulgated under the Securities Exchange Act) of all or a material portion of the assets of, or any material equity interest in, Seller pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, licensing transaction, tender or exchange offer or similar transaction involving Seller, including any single or multi-step transaction or series of related transactions that is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or any material equity interest in, Seller.  For purposes of the definition of Acquisition Proposal, a material portion of the assets of, or material equity interest in, Seller means greater than 20% of the assets of, or equity interest in, Seller.

“Act” means the United States Federal Food, Drug and Cosmetic Act and the rules, regulations, guidelines, guidances and requirements promulgated thereunder, as may be in effect from time to time.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Applicable Law” means the applicable laws, rules, regulations, including any guidelines, or other requirements of any Governmental Authorities, that may be in effect from time to time.

“Applicable Period” has the meaning set forth in Section 5.12(b).

“Apportioned Obligations” has the meaning set forth in Section 5.6(b).

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“BGX License Agreement” has the meaning set forth in the recitals.

“BGX Sublicense Agreement” has the meaning set forth in the recitals.

“Books and Records” means all books, records, files (including data files) and documents (including research and development records, annuity payment reports, correspondence and, to the extent not originals, true, accurate and complete copies of all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property, including file wrappers, ribboned and sealed letters patents, written third party correspondence, records and documents, including laboratory notebooks, procedures, tests, dosage information, criteria for patient selection, safety and efficacy and study protocols, investigators brochures and all pharmacovigilence and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are owned or Controlled by Seller.

“Business Day” means any day excluding Saturdays, Sundays and any day that is a legal holiday under the laws of the United States or the Federal Republic of Germany or that is a day on which banking institutions located in New York, New York or Mannheim, Germany are authorized or required by Applicable Law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer’s Knowledge” (and similar phrases) means the knowledge of any officer or director of Buyer, and the knowledge any such Person would have had if he had performed his services and duties in the ordinary course of business on behalf of Buyer in a reasonably diligent manner.

“Change in Recommendation” has the meaning set forth in Section 5.12(c).

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collaboration” has the meaning set forth in the recitals.

“Collaboration Agreement” has the meaning set forth in the recitals.

“Combined Purchased Assets” has the meaning set forth in Section 2.2(b).

“Consent” means, with respect to a Contract, any consent or approval of any Person other than either party to this Agreement that, in accordance with the terms of such Contract, is required to be obtained for the assignment, license or sublicense thereof to Buyer.

“Contracts” means contracts, commitments, arrangements, agreements, leases, subleases, licenses, sublicenses, purchase orders for the sale or purchase of goods or services and any other understandings, in each case whether oral or written.

“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) means (a) for purposes of the definition of Affiliate, a Person that (i) owns or controls, directly or indirectly, or has the ability to direct or cause the direction or control of, more than 50% of the voting equity of the other Person, or (ii) has the ability to direct, cause the direction of, or control the actions of such other Person, whether through direct or indirect ownership of voting equity, by Contract or otherwise and (b) when used with respect to any item of Intellectual Property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property.

“Dollars” or “$” means United States dollars.

“EMEA” means the European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

“Employee” means an individual who is currently providing services to Seller in respect of the Purchased Assets or Licensed Assets as an employee or consultant of Seller.

“End Date” has the meaning set forth in Section 7.1(b).

“Excluded Assets” has the meaning set forth in Section 2.2(c).

“Excluded Intellectual Property” means all right, title and interest of Seller in and to Intellectual Property relating exclusively to the Exploitation of (i) non-GlycoPEGylated glycolipids or oligosaccharides, in each case not attached to a peptide or protein, including the Patent Rights set forth on Schedule 1.1(b)(i), and (ii) the Patent Rights set forth on Schedule 1.1(b)(ii).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Existing Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of November 20, 2007, by and between Buyer and Seller.

“Exploit” or “Exploitation” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, importation, exportation, transportation, distribution, promotion and marketing activities related thereto.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“G-CSF” means any and all forms of granulocyte-colony stimulating factor, including full length G-CSF, truncated G-CSF, fusion proteins, fragments, derivatives, analogs, mutants, splice variants, and conjugates with other molecular entities such as proteins, peptides, organic or inorganic substances.

“Governmental Authority” means any supra-national, federal, state, local or foreign government, legislature, governmental or administrative agency, department, commission, bureau, board, instrumentality, self-regulatory association or authority (including stock exchanges), court or other authority of tribunal of competent jurisdiction (including any arbitration or other alternative dispute forum), or any other governmental authority or instrumentality anywhere in the world.

“IND” means (a) an Investigational New Drug Application, as defined in the Act, which is required to be filed with the FDA before beginning clinical testing of a product in human subjects, and its equivalent in other countries or regulatory jurisdictions outside the United States or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, including (a) Patent Rights, (b) Trademarks, (c) Know-How, (d) all completed or pending registrations, renewals or applications for registration or renewal of any of the foregoing, (e) copies and tangible embodiments of any of the foregoing (in whatever form or media) and (f) other tangible and intangible information or material.

“Inventory” has the meaning set forth in Section 2.2(a)(iii).

“Know-How” means any and all formulae, procedures, processes, methods, designs, know-how, trade secrets and other proprietary information, discoveries, licenses, software and source code, programs, prototypes, designs, techniques, ideas, concepts, data, engineering and Manufacturing information, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship, whether or not reduced to writing.

“Licensed Assets” means, collectively, the Intellectual Property to be licensed or sublicensed to Buyer pursuant to the BGX License Agreement and the BGX Sublicense Agreement.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Losses” means any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, penalties, obligations and expenses (including reasonably attorneys’ fees and expenses and costs and expenses of investigation) incurred or suffered, directly or indirectly, by Buyer or any of its Affiliates arising from, by reason of or in connection with any breach or inaccuracy of any representation or warranty of Seller in this Agreement.

“Magnolia” has the meaning set forth in Section 2.2(c)(ix).

“Manufacture” and “Manufacturing” means, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.

“Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of facts, circumstances, developments, changes or effects, (a) is materially adverse to the business, assets, liabilities, operations, condition (financial or otherwise), or results of operations of Seller, taken as a whole, (b) is materially adverse to the Purchased Assets and the Licensed Assets, or (c) materially impacts, materially delays or prevents the consummation of the transactions contemplated hereby, other than any event, state of facts, circumstance, development, change or effect resulting from (i) changes in general economic market conditions, (ii) general changes or developments in the industries in which Seller operates; (iii) changes in the price or trading volume of Seller’s common stock (provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such change may otherwise be taken into consideration in determining whether a Material Adverse Effect has occurred), (iv) changes in U.S. GAAP, (v) that can be directly attributed to the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by Seller at the written request or with the prior written consent of Buyer, (vi) any failure by Seller to meet revenue or earnings projections, in and of itself (provided that the underlying changes, events, occurrences, states of facts or developments that caused or contributed to such failure to meet published revenue or earnings projections may otherwise be taken into consideration in determining whether a Material Adverse Effect has occurred); (vii) acts of war or terrorism or natural disasters, except, in the case of the foregoing clauses (i), (ii), (iii) and (vii) to the extent such changes or developments referred to therein have a disproportionate impact on Seller relative to other industry participants or would prevent or materially impair or materially delay the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Materials” means any materials, including raw materials, DNA sequences, vectors, plasmids, cells, cell clones, enzymes, substrates, products, intermediates, references, analytical standards and retained samples.

“Medical Product Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including the FDA and the EMEA.

“Mutual Release Agreement” has the meaning set forth in Section 6.2(f).

“Notice of Termination” has the meaning set forth in Section 7.2(a).

“Novo” has the meaning set forth in the recitals.

“Novo Asset Purchase Agreement” has the meaning set forth in the recitals.

“Novo Assignment and Assumption Agreement” has the meaning set forth in Section 6.2(f).

 “Novo Transferred Assets” has the meaning set forth in Section 2.2(c)(i).

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“Patent Cooperation Agreement” has the meaning set forth in the recitals.

“Patent Rights” means individually and collectively any and all patents and/or patent applications and provisional applications, all inventions disclosed therein, and any and all continuations, continuations-in-part, continued prosecution applications, divisions, renewals, patents of addition, reissues, confirmations, registrations, revalidations, revisions and re-examinations thereof, utility models, petty patents, design registrations and any all patents issuing therefrom and any and all foreign counterparts thereof and extensions of any of the foregoing, including under the United States Patent Term Restoration Act, and Supplementary Protection Certificates (SPCs) according to Counsel Regulation (EEC) No. 1768/92 and similar extensions for other patents under any Applicable Laws.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable and (b) statutory worker’s, carrier’s, mechanic’s, materialmen’s, and similar Liens arising in the ordinary course of business and consistent with past practice and that are not delinquent.

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Post-Closing Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Post-Closing Tax Period” has the meaning set forth in Section 5.6(b).

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Proxy Statement” has the meaning set forth in Section 3.4.

“Purchase Price” has the meaning set forth in Section 2.1(a)(i).

“Purchase Price Allocation” has the meaning set forth in Section 2.5(a).

“Purchased Assets” has the meaning set forth in Section 2.2.

“Recommendation” has the meaning set forth in Section 3.2(a).

“Regulatory Approval” means, with respect to a country or other jurisdiction, any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Governmental Authority necessary for the Exploitation of any compound or product generated under or in connection with the Purchased Assets or the Licensed Assets, as the case may be, in such country or other jurisdiction, including, where applicable, (a) approval of any such product, including any INDs, new drug applications and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Medical Product Regulatory Authorities (including minutes and official contact reports relating to any communications with any Medical Product Regulatory Authority) and all supporting documents and all clinical studies and tests, and all data contained in any of the foregoing, including all INDs, marketing authorizations, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and Manufacturing records generated in connection with the operations of Seller prior to the Closing Date including, for clarity, original and, if available, electronic copies of all (a) clinical studies and tests and all data generated therefrom (including case report forms), (b) all correspondence and other documentation related to communications to or from Medical Product Regulatory Authorities and (c) all other supporting documentation and materials that would be necessary or useful to obtain or maintain Regulatory Approvals.

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either party in connection with this Agreement, exclusive of the Novo Asset Purchase Agreement and any related or ancillary documents thereto.

“Representation and Warranty Policy” has the meaning set forth in Section 5.13(a).

“Required Stockholder Vote” has the meaning set forth in Section 3.2(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.5(a).

“Securities Exchange Act” has the meaning set forth in Section 3.5(a)

“Seller” has the meaning set forth in the preamble hereof.

“Seller Collaboration Activities” means those tests, studies and other activities conducted by or on behalf of Seller under or in connection with the Collaboration Agreement.

“Seller SEC Documents” has the meaning set forth in Section 3.5(a).

“Seller’s Financial Advisor” means RBC Capital Markets Corporation.

“Seller’s Knowledge” (and similar phrases) means the actual knowledge of any of the individuals listed on Schedule 1.1(c), after making due inquiry of the Employees having primary responsibility for such matter.

“Seller Stockholders Meeting” has the meaning set forth in Section 5.4(c).

“Superior Acquisition Proposal” means any unsolicited Acquisition Proposal made by a third party for consideration to Seller’s stockholders or Board of Directors providing for the payment or exchange of cash and/or securities for all of the shares of Seller’s capital stock then outstanding or all or substantially all the assets of Seller (other than the asset sale and related transactions contemplated by the Novo Asset Purchase Agreement), which the Board of Directors of Seller, acting in its good faith judgment, determines (a) is superior to Seller’s stockholders from a financial point of view to the transactions contemplated by this Agreement and the Related Documents, (b) is reasonably likely to be consummated on its terms, taking into account all legal, financial, regulatory and other aspects of the proposal, and (c) if providing for the payment of cash to Seller or its stockholders, is supported by fully-committed financing, subject to customary conditions.

“Tail Policy” has the meaning set forth in Section 5.13(c).

“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, ad valorem, turnover, payroll, severance, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any liability for Taxes of any other Person under Applicable Law, as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns.

“Technical Transition Employees” has the meaning set forth in Section 5.9.

“Technical Transition Period” has the meaning set forth in Section 5.9.

“Termination Fee” has the meaning set forth in Section 7.2(c).

“Third Party License Agreements” has the meaning set forth in Section 3.7(b).

“Trademark” means (a) any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol; (b) all registrations and applications for any of the foregoing; and (c) all rights and priorities connected with the foregoing afforded under Applicable Law.

“Transfer Date” means with respect to an Assumed Contract requiring a Consent, the date such Consent is obtained and such Assumed Contract is duly assigned to Buyer.

“Transferred Know-How” means all Know-How Controlled by Seller as of the Closing Date (a) to the extent covered or claimed by the Transferred Patent Rights or (b) otherwise relating to the BGX Field of Use (as defined in the BGX License Agreement), excluding any Know-How comprising part of the Excluded Intellectual Property or Novo Transferred Assets.

“Transferred Intellectual Property” means the Transferred Patent Rights, Transferred Trademarks and Transferred Know-How.

“Transferred Patent Rights” means those Patent Rights listed on Schedule 1.1(a).

“Transferred Trademarks” means the Trademarks listed on Schedule 1.1(d).

“Transfer Taxes” has the meaning set forth in Section 5.6(a).

“Transition Plan” has the meaning set forth in Section 2.2(b).

“UC License Agreement” means the Exclusive License Agreement for Method of Producing Secretable Glycosyltransferases and Golgi Processing Enzymes and Production of Soluble Recombinant Beta-Galactoside Alpha-2,3 Sialyltransferase between The Regents of the University of California and Cytel Corporation, dated February 25, 1999, as amended March 23, 1999 to substitute Seller for Cytel, as amended December 8, 2003, as amended January 24, 2005, as amended March 23, 2005.

“U.S. GAAP” means those generally accepted accounting principles in the United States, applied on a consistent basis.

Section 1.2.                                   Interpretation.

(a)                                  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b)                                 Except as otherwise expressly provided in this Agreement or as the context otherwise requires, the following rules of interpretation apply to this Agreement:  (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “any” are not exclusive and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (iii) a reference to any Contract includes permitted supplements and amendments; (iv) a reference to an Applicable Law includes any amendment or modification to such Applicable Law; (v) a reference to a Person includes its successors, heirs and permitted assigns; (vi) a reference to one gender shall include any other gender; (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the referenced Article, Section, Exhibit or Schedule of this Agreement; (viii) “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision; and (ix) “commercially reasonable efforts” of a party to this Agreement shall be construed as the efforts that a prudent Person in such party’s industry, desirous of achieving a result, would use in similar circumstances to achieve that result as expeditiously as possible.

(c)                                  The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II
PURCHASE AND SALE

Section 2.1.                                   Purchase and Sale of Assets; Purchase Price.

(a)                                  Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, deliver, transfer and assign to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase, take delivery of and acquire from Seller, all of Seller’s right, title and interest in, to and under all of the Purchased Assets of Seller.  In consideration of the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Buyer, Seller’s license and sublicense of the Licensed Assets to Buyer pursuant to the BGX License Agreement and the BGX Sublicense Agreement, and Seller’s other covenants and obligations hereunder, at the Closing and pursuant to the terms and subject to the conditions hereof, Buyer shall:

(i)                                pay Seller an amount equal to $22,000,000 (the “Purchase Price”); and

(ii)                             assume the Assumed Liabilities.

(b)                                 Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall deliver the Purchase Price to Seller, by wire transfer of immediately available funds to the account set forth on Schedule 6.4(b)(i).

Section 2.2.                                   Purchased Assets; Licensed Assets; Excluded Assets.

(a)                                  The term “Purchased Assets” means all of Seller’s right, title and interest in and to all properties and assets (tangible or intangible) identified in this Section 2.2, other than the Excluded Assets (as set forth in Section 2.2(c)), including the following:

(i)                                the Transferred Intellectual Property;

(ii)                             all tangible embodiments of the Transferred Intellectual Property, such as Books and Records relating to the Exploitation of the Transferred Intellectual Property, including original files relating to the Exploitation of all Transferred Patent Rights;

(iii)                          all inventory of any Materials related to the Purchased Assets or the Licensed Assets in Seller’s possession or control as of the Closing Date (the “Inventory”),

including specifically all such Materials that are to be delivered to Buyer in accordance with the Transition Plan, but excluding any such Materials included in the Novo Transferred Assets that were Manufactured solely for the Seller’s collaboration with Novo and any Materials relating exclusively to the Excluded Assets;

(iv)                              all Regulatory Documentation, including all tangible embodiments thereof, to the extent related to the Seller Collaboration Activities, excluding any INDs included in such Regulatory Documentation;

(v)                                 all claims, counterclaims, credits, causes of action, rights of recovery, and rights of indemnification or setoff against third parties, insurance benefits and other claims and rights of Seller to the extent relating to the Seller Collaboration Activities, any Purchased Assets or the Assumed Liabilities, and all other intangible property rights that relate to the Seller Collaboration Activities, any Purchased Assets or the Assumed Liabilities; and

(vi)                              all rights in, under and to the Contracts set forth on Schedule 2.2(a)(vi) (collectively, the “Assumed Contracts”), including all rights to receive goods and services purchased and to Exploit Intellectual Property licensed pursuant to such Contracts, and all rights to assert claims and take other actions in respect of breaches or other violations of the foregoing.

(b)                                 Transition Plan.  Seller acknowledges and agrees that the Purchased Assets assigned and transferred to Buyer pursuant to this Agreement and the Novo Transferred Assets assigned and transferred to Novo pursuant to the Novo Asset Purchase Agreement (collectively, the “Combined Purchased Assets”) shall include tangible embodiments of all Intellectual Property assigned or transferred pursuant to this Agreement or the Novo Asset Purchase Agreement, and all Books and Records and Regulatory Documentation relating to such Intellectual Property that are under the Control of Seller, except as may otherwise be agreed in writing by Seller and Buyer.  Seller, Buyer and Novo shall cooperate in the transfer of such tangible embodiments of the Combined Purchased Assets that are to be delivered to Buyer at Closing in accordance with Section 2.2 and the written transition plan as set forth on Schedule 2.2(b) (as the same may be amended from time to time prior to the Closing Date by written agreement of Seller and Buyer, the “Transition Plan”).  Buyer acknowledges that the Transition Plan, as amended through the Closing Date, sets forth the full and complete delivery requirements of Seller with respect to the Purchased Assets and the Licensed Assets.  Any copying fees and expenses relating to the Purchased Assets or the Licensed Assets incurred in connection with the Transition Plan or the implementation thereof shall be borne by Seller and any transportation or shipping fees relating to the Purchased Assets or the Licensed Assets shall be borne by Buyer.  In accordance with the Transition Plan, Seller will cooperate with any reasonable arrangements agreed upon by Buyer and Novo with respect to ensuring access following the Closing to Books and Records and Regulatory Documentation embodied in electronic databases or other formats that cannot reasonably be divided or copied.

(c)                                  Notwithstanding Section 2.2(a), Buyer shall not acquire from Seller pursuant to this Agreement any other assets of Seller, including the following assets (collectively, the “Excluded Assets”):

(i)                                     all assets to be transferred to Novo pursuant to the Novo Asset Purchase Agreement (the “Novo Transferred Assets”);

(ii)                                  all cash, cash equivalents, investments, securities and bank or other deposit accounts of Seller;

(iii)                               any refunds, claims for refunds or rights to receive refunds from any Governmental Authority with respect to Taxes paid or to be paid by Seller;

(iv)                              the equipment, office supplies, accessories, tooling, tools, fixtures and furniture that are not Purchased Assets;

(v)                                 any records (including accounting records) related to Taxes paid or payable by Seller and all financial and Tax records that form part of the general ledger of Seller;

(vi)                              all insurance benefits, including rights and proceeds, arising from or relating to the Excluded Assets or the Excluded Liabilities;

(vii)                           Seller’s certificate of incorporation, bylaws, minute books, stock records and corporate seal;

(viii)                        all Contracts, including the Third Party License Agreements, that are not Assumed Contracts;

(ix)                                any right relating to Magnolia Nutritionals LLC (“Magnolia”);

(x)                                   any right, title or interest to the Excluded Intellectual Property and any associated right, obligation or liability; and

(xi)                                any of the rights of Seller under this Agreement, the Related Documents and the Novo Asset Purchase Agreement and any ancillary documents related thereto.

Section 2.3.                                   Assumed Liabilities; Excluded Liabilities.

(a)                                  Assumed Liabilities.  Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall assume from Seller, the Assumed Liabilities.  “Assumed Liabilities” means performance obligations arising (i) after the Closing Date in connection with the Regulatory Documentation included in the Purchased Assets but excluding any such obligations arising out of or resulting from any breach or violation of such Regulatory Documentation or any related requirement of Applicable Law by Seller on or prior to the Closing Date; or (ii) under the Assumed Contracts accruing with respect to the period commencing, as applicable, after the Closing Date or the Transfer Date (if Consent to assignment thereof is required) (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof).  Notwithstanding any other provision of this Agreement, Buyer does not assume and has no responsibility for any liabilities or obligations of Seller other than the Assumed Liabilities specifically identified in this Section 2.3(a).

(b)                                 Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, neither Buyer nor any of its Affiliates is assuming any liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of its businesses or assets) of whatever nature, whether presently in existence or arising hereafter, other than the Assumed Liabilities.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).  Notwithstanding any provision in this Agreement or any other writing to the contrary and without limiting the generality of the foregoing, the Excluded Liabilities shall include:

(i)                                     all liabilities and obligations of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes; provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations shall be paid in the manner set forth in Section 5.6(b) hereof;

(ii)                                  all liabilities and obligations relating to employee benefits or compensation arrangements in relation to Seller, whether relating or attributable to, or arising during, the period before or after Closing, including all liabilities or obligations under any employee benefit agreements, plans or other arrangements;

(iii)                               all liabilities and obligations arising from any Action relating to Seller, the Purchased Assets or the Licensed Assets pending before any arbitrator or Governmental Authority;

(iv)                              all liabilities and obligations relating to or arising from any asset, property or business of Seller that is not a Purchased Asset or a Licensed Asset, whether relating or attributable to, or arising during, the period before or after Closing;

(v)                                 all liabilities and obligations relating or attributable to any owned, leased or operated Purchased Asset or Licensed Asset prior to Closing, including in relation to any contract, agreement, lease, license, commitment, sales or purchase order or other instrument; and

(vi)                              all liabilities and obligations in relation to Magnolia.

Section 2.4.                                   Closing.  Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan Lewis & Bockius LLP, 502 Carnegie Center, Princeton, NJ 08540, at 10:00 a.m. local time within five (5) Business Days following the satisfaction or waiver of all of the conditions or obligations set forth in Article VI, or such other time and place as Buyer and Seller may agree to in writing (such date, the “Closing Date”).

Section 2.5.                                   Purchase Price Allocation.

(a)                                  Prior to the Closing Date, Buyer shall provide to Seller copies of IRS Form 8594 and any required exhibits (the “Purchase Price Allocation”) setting forth Buyer’s proposed allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets and the Licensed Assets in accordance with Section 1060 of the Code.  Within 20 days after the receipt of the Purchase Price Allocation, Seller shall propose to Buyer any changes to the Purchase Price Allocation or shall be deemed to have indicated its concurrence therewith.  Buyer and Seller shall endeavor in good faith to resolve any differences with respect to the Purchase Price Allocation within 20 days after Buyer’s receipt of notice of objection from Seller.

(b)                                 If Seller objects to the Purchase Price Allocation within the period provided in Section 2.5(a) and Buyer and Seller are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters shall be finally and conclusively determined by an independent accounting firm of recognized national standing selected by Buyer and Seller, which firm shall not be the regular auditing firm of Buyer or Seller.  Promptly, but not later than 20 days after its acceptance of its appointment, such accounting firm shall determine (based solely on presentations by Buyer and Seller and not by independent review) only those matters in dispute and shall render a written report as to the disputed matters and the resulting allocation of the Purchase Price and the Assumed Liabilities, which report shall be conclusive and binding upon the parties.  Buyer and Seller shall, subject to the requirements of Applicable Law, file all Tax Returns and reports consistent with the allocation provided in the Purchase Price Allocation as determined by such accounting firm.  The fees and expenses of such accounting firm shall be shared equally by Buyer and Seller.

(c)                                  Seller and Buyer agree to act in accordance with the Purchase Price Allocation in any Tax Return, including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of any comparable Applicable Law, unless there has been a final “determination,” as defined in Section 1313(a) of the Code, in which the allocation is modified.  Buyer and Seller shall cooperate in the preparation of such Tax Returns and file such forms as may be required by Applicable Law.  Neither Buyer nor Seller shall take a position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation or investigation, without the prior written consent of the other party, except as required by Applicable Law.  In the event that the Purchase Price Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party hereto in writing of such notice and resolution of the dispute.

Section 2.6.                                   Books and Records.  Subject to the Post-Closing Confidentiality Agreement and the Transition Plan, Buyer agrees and acknowledges that Seller may retain photocopies or other duplications of certain Books and Records relating to the Purchased Assets or the Licensed Assets to the extent necessary for Tax, regulatory or accounting purposes.

Section 2.7.                                   Privileges.  Buyer acknowledges that the Purchased Assets include certain attorney work product protections, attorney-client privileges and similar legal protections and privileges with which Seller may be entitled in connection with the Purchased Assets or Assumed Liabilities, including the freedom to operate opinions listed on Schedule 2.7. Accordingly, Seller is not waiving, and shall not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections or privileges to the extent allowed by Applicable Law as a result of the disclosure of information to

Buyer and its representatives in connection with this Agreement and the transactions contemplated by this Agreement.  Seller and Buyer (i) share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (ii) are or may become joint defendants in Actions to which such protections and privileges may relate and (iii) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Actions to which such information or communications relate.  Seller agrees that it shall have no right or power after the Closing Date to assert or waive any such protection or privilege included in the Purchased Assets and Seller shall take all actions reasonably requested by Buyer, at the expense of Buyer, in order to permit Buyer, at its sole discretion, to preserve, assert or waive any such protection or privilege.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that each statement contained in this Article III is true and correct as of the date hereof and as of the Closing Date, with each such representation and warranty subject to the disclosure Schedules of Seller referenced in such representation or warranty.

Section 3.1.                                   Organization, Standing and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where any failure, individually or in the aggregate, to be so qualified or in good standing does not or could not reasonably be expected to have a Material Adverse Effect.  Accurate and complete copies of Seller’s certificate of incorporation and bylaws, as currently in effect, are available in the Seller SEC Documents (as defined below) and Seller is not in material default under or in material violation of any provision thereof.  Except as set forth on Schedule 3.1, Seller has no, and since January 1, 2002 Seller has not had, any Affiliates.

Section 3.2.                                   Authority; Binding Agreements.

(a)                                  The Board of Directors of Seller, at a meeting thereof duly called and held, has duly adopted resolutions by the requisite majority vote approving this Agreement, the Related Documents and the transactions contemplated hereby and thereby determining that the terms and conditions of this Agreement, the Related Documents and the transactions contemplated hereby and thereby are in the best interests of Seller and its stockholders, and recommending that Seller’s stockholders authorize the transactions contemplated by this Agreement and the Related Documents (the “Recommendation”).  The foregoing resolutions of the Board of Directors of Seller have not been modified, supplemented or rescinded and remain in full force and effect as of the date hereof.  The Board of Directors of Seller has received an opinion of Seller’s Financial Advisor to the effect that, as of the date of such opinion, the terms and conditions of the transactions contemplated by this Agreement and the Related Documents are fair, from a financial point of view, to Seller.  The foregoing opinion has not been modified, supplemented or rescinded prior to the date of this Agreement.

(b)                                 No stockholder or other equityholder approval is required on behalf of Seller for the execution, delivery or performance of this Agreement, the Related Documents or any of the transactions contemplated hereby or thereby, other than the affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock (the “Required Stockholder Vote”).  Subject to obtaining the Required Stockholder Vote, the execution and delivery by Seller of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller.  Seller has all requisite corporate power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and, subject to obtaining the Required Stockholder Vote, to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Seller.  This Agreement and the Related Documents to which Seller is or will become a party are, or upon execution and delivery by Seller thereof will be, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies by equitable principles.

Section 3.3.                                   Conflicts.  The execution and delivery by Seller of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)                                  conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive or organizational documents of Seller;

(b)                                 conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any material note, bond, lease, mortgage, indenture, Contract or other instrument or obligation to which Seller is a party, or by which Seller, the Collaboration or any of the Purchased Assets or Licensed Assets may be bound or affected except as set forth on Schedule 3.3(b);

(c)                                  assuming the Required Stockholder Vote is obtained and the filings referred to in Section 5.4 are made, conflict with or violate any material Applicable Law with respect to Seller or any of the Purchased Assets or the Licensed Assets; or

(d)                                 result in the creation or imposition of any Lien (other than Permitted Liens) upon any Purchased Asset or Licensed Asset.

Section 3.4.                                   Consents.  No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement, the Related Documents, or the consummation of the transactions contemplated hereby and thereby, other than (a) a proxy statement related to the Seller Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), (b) compliance with the rules of The Nasdaq Stock Market Inc., (c) any notices, applications, authorizations or licenses required under Directive 2001/83/EC, Regulation (EC) No. 726/2004, each as amended, and relevant national implementations thereof, (d) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement and the Related Documents, and (e) those set forth on Schedule 3.4.

Section 3.5.                            Seller Documents; Proxy Statement.

(a)                                  Seller has since January 1, 2005 filed all reports, forms, statements, certifications and other documents (collectively, together with all financial statements included or incorporated by reference therein, the “Seller SEC Documents”) required to be filed by Seller with the SEC pursuant to the Securities Act of 1933, as amended (together with the rules and regulations of the SEC thereunder, the “Securities Act”), or the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the SEC thereunder, the “Securities Exchange Act”).  Each of the Seller SEC Documents, as of its filing date and at each time thereafter when the information included therein was updated in accordance with the rules and regulations of the SEC, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act.  None of the Seller SEC Documents, as of their respective filing dates or any date thereafter when the information included therein was required to be updated pursuant to the rules and regulations of the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Each of the financial statements included in the Seller SEC Documents fairly presented in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Seller as of the respective dates and for the periods indicated therein, all in accordance with United States generally accepted accounting principles (subject in the case of unaudited interim financial statements to the omission of financial statement footnotes and to normal year end audit adjustments).

(c)                                  Seller is not subject to any material liabilities or obligations except for (a) liabilities and obligations accrued or reserved for on its financial statements included or otherwise disclosed in the Seller SEC Documents, (b) liabilities and obligations incurred in the ordinary course of business after the date of the most recent financial statements included in the Seller SEC Documents that are similar in nature and amount to the obligations and obligations which arose during the comparable period of time in the immediately preceding fiscal period and (c) other liabilities and obligations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 Except as set forth on Schedule 3.5(d) and actions taken in connection with its pursuit of the transactions contemplated by this Agreement and the Novo Asset Purchase Agreement, since December 31, 2007, Seller has conducted its business in the ordinary course of business, consistent with past practice, and there has been no event, occurrence or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6.                                   Good Title.  Except as set forth on Schedule 3.6, (a) Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets and Licensed Assets, in each case free and clear of all Liens (other than Permitted Liens), and has the power and right to sell, convey, deliver, transfer and assign to Buyer, as applicable, the Purchased Assets and to license or sublicense to Buyer the Licensed Assets, (b) to Seller’s Knowledge, there are no adverse claims of ownership to the Purchased Assets or the Licensed Assets (other than any rights to the Licensed Assets by the applicable licensors named in the Third Party License Agreements), and (c) Seller has not received notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets or the Licensed Assets.  At the Closing, Seller will transfer to Buyer, good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

Section 3.7.                                   Intellectual Property.

(a)                                  Schedule 3.7(a) sets forth a true, accurate and complete list of all registrations, applications for registration and similar filings with any Governmental Authority relating to the Transferred Intellectual Property and the Licensed Assets owned by, Controlled by, or otherwise in the possession of, Seller (which Schedule identifies the applicable serial or other identifying number, country, filing, expiration date and title, if applicable) except for any such registrations or filings that are or were owned or Controlled by Buyer in connection with the Collaboration.  Seller has provided true, accurate and complete copies of all such registrations, applications and similar filings to Buyer, and has taken all action necessary to prosecute all of Seller’s existing applications and to maintain all such registrations in full force and effect, including having paid all required maintenance fees, and has not taken or failed to take any action that could reasonably be expected to have the effect of waiving any rights to the Transferred Intellectual Property or the Licensed Assets.

(b)                                 Schedule 3.7(b) lists all license agreements in respect of any of the Transferred Intellectual Property or Licensed Assets licensed by third parties to Seller as licensee (the “Third Party License Agreements”).  The Third Party License Agreements are, and on the Closing Date the Third Party License Agreements will be, (i) in full force and effect, (ii) the valid and binding obligations of Seller and, to Seller’s Knowledge, the other parties thereto and (iii) enforceable in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies by equitable principles.  There exists no default in the performance by Seller or, to Seller’s Knowledge, by any other party under any Third Party License Agreement.  Seller has not received any written notice, nor does Seller have any Knowledge, that any party to any of the Third Party License Agreements intends to cancel or terminate any Third Party License Agreement or has or intends to submit to Seller any claim of material breach by any such party with respect to the performance of Seller’s obligations under any such Third Party License Agreement.  None of the Third Party License Agreements have been entered into by Seller other than in the ordinary course of its or their business or other than on an arm’s length basis.

(c)                                  Except for third party rights under the Third Party License Agreements or as set forth on Schedule 3.7(c), (i) the Transferred Intellectual Property and the Licensed Assets, to Seller’s Knowledge, are enforceable and valid, (ii) and Seller’s use of the Transferred Intellectual Property and the Licensed Assets has not, and, to Seller’s Knowledge, Buyer’s use of the Transferred Intellectual Property and the Licensed Assets after the Closing Date in a manner consistent with the uses currently contemplated by the Collaboration shall not, infringe, misappropriate or otherwise conflict with the Intellectual Property rights of other Persons, and (iii) none of the Transferred Intellectual Property or the Licensed Assets are the subject of (A) any pending Action (including, with respect to Patent Rights, inventorship challenges, interferences, reissues, reexaminations and oppositions or similar Actions) or any Order, agreement or other limitation restricting (x) the use of any Transferred Intellectual Property or Licensed Assets in connection with the Collaboration as it has been or is presently conducted by Seller, or (y) the assignment or license thereof by Seller, or (B) any Action or claim of infringement made in writing, any pending Action to which Seller is a party, or, to Seller’s Knowledge, any threatened Action or claim.  Except as set forth on Schedule 3.7(c), there have been no settlements or agreements reached with respect to any such Actions related to the Transferred Intellectual Property or the Licensed Assets.

(d)                                 Except as set forth on Schedule 3.7(d), Seller has not granted any Person any license, right of use or similar rights with respect to any of the Transferred Intellectual Property or Licensed Assets.  To Seller’s Knowledge, there is no unauthorized use, infringement, misappropriation or violation of any of the Transferred Intellectual Property or the Licensed Assets by any Person.

(e)                                  All issuance, renewal, maintenance and other material payments that are or have become due with respect to the Transferred Intellectual Property and the Licensed Assets have been timely paid by or on behalf of Seller.  All documents, certificates and other material in connection with the Transferred Intellectual Property and the Licensed Assets have, for the purposes of maintaining such Transferred Intellectual Property and Licensed Assets, been filed in a timely manner with the relevant Governmental Authorities.

(f)                                    The Transferred Intellectual Property and the Licensed Assets together comprise all of the Intellectual Property rights owned or Controlled by Seller relating to G-CSF.

(g)                                 The representations and warranties set forth in this Section 3.7 constitute the exclusive representations and warranties made by Seller with respect to Intellectual Property matters.

Section 3.8.                                   Compliance with Applicable Law.  The Seller Collaboration Activities and the other business activities of Seller related to the Purchased Assets and the Licensed Assets have been and are conducted by Seller in all material respects in compliance with Applicable Law.

Section 3.9.                                   Litigation.  There are no material Actions relating to the Purchased Assets or the Licensed Assets involving Seller or, to Seller’s Knowledge, any director or executive officer of Seller, pending or, to Seller’s Knowledge, threatened before any Governmental Authority as of the date of this Agreement.  There is no Action pending, or to Seller’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Seller’s Knowledge, threatened, that could reasonably be expected to have a Material Adverse Effect.  There is no outstanding Order of any Governmental Authority against Seller that could reasonably be expected to result in a Material Adverse Effect.

Section 3.10.                             Insurance.  Seller has maintained commercial general liability insurance in accordance with Section 20.7.1 of the Collaboration Agreement.  Each such policy is valid and binding, and is or has been in effect during the entire policy period stated therefor.  All such insurance policies are in the name of Seller and all premiums with respect to such policies are, and as of the Closing Date will be, paid in full.  Seller has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance.

Section 3.11.                      Taxes.

(a)                                  Seller has timely paid all material Taxes that will have been required to be paid by it in respect of the Purchased Assets, the Licensed Assets and Seller’s business in which the Purchased Assets and the Licensed Assets are used, the non-payment of which would result in a Lien on any Purchased Asset or Licensed Asset, would otherwise adversely affect the Purchased Assets or the Licensed Assets or would result in Buyer becoming liable or responsible therefor.  All material Tax Returns of Seller required to be filed with respect to the Purchased Assets, the Licensed Assets and Seller’s business in which the Purchased Assets and the Licensed Assets are used have been timely filed in accordance with Applicable Laws, each such Tax Return is accurate and complete in all material respects and all Taxes shown as due with respect to the taxable periods covered by such Tax Returns have been timely paid by Seller (except for Taxes being contested in good faith).  No written claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file a Tax Return with respect to the Purchased Assets, the Licensed Assets or Seller’s business in which the Purchased Assets and the Licensed Assets are used that it is or may be subject to taxation by that jurisdiction.  Seller has not requested an extension of time within which to file any Tax Return with respect to the Purchased Assets, the Licensed Assets or the business in which the Purchased Assets and the Licensed Assets are used which has not since been filed.

(b)                                 All material Taxes that Seller is required by Applicable Law to withhold or collect with respect to the Purchased Assets, the Licensed Assets and Seller’s business in which the Purchased Assets and the Licensed Assets are used, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other Person, have been duly withheld or collected, and all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, does not exceed the reserve for tax liability.

(c)                                  Seller has received no written notice concerning any ongoing or pending federal, state, local or foreign audits, proceedings or Actions with respect to Tax matters relating to the Purchased Assets, the Licensed Assets and the business in which the Purchased Assets and the Licensed Assets are used.

(d)                                 The Seller has not entered into any transaction that is a “reportable transaction” (as defined in Treas. Reg. § 1.6011-4, as modified by periodically issued IRS guidance).

Section 3.12.                             Brokers.  No agent, broker, firm or other Person acting on behalf, or under the authority, of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby, other than Seller’s Financial Advisor (which fees and expenses shall be borne by Seller).

Section 3.13.                             Regulatory Matters.

(a)                                  No Governmental Authority has notified Seller, and Seller is not otherwise aware, that the conduct of the Seller Collaboration Activities as they have been or are presently conducted by Seller were or are in violation of any Applicable Law or the subject of any investigation.

(b)                                 Neither Seller nor, to Seller’s Knowledge, any of the Employees that conducted any Seller Collaboration Activities, has been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Authority for any purpose, or has been charged with or convicted under United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992, the Act or any other Applicable Law.  Seller has not, and to Seller’s Knowledge no Employee has, received any notice to such effect.

Section 3.14.                             Solvency.  Seller is not insolvent, and shall not be rendered insolvent by any of the transactions contemplated by this Agreement or the Related Documents.  As used in this Section 3.14, “insolvent” means that the sum of the debts and other liabilities and obligations of Seller exceeds the present fair saleable value of Seller’s assets.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Related Documents, (a) Seller will be able to pay its liabilities and obligations as they become due in the usual course of its business, (b) Seller will not have unreasonably small capital with which to conduct its business, (c) Seller will have assets (calculated at fair market value) that exceed its liabilities and obligations and (d) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller shall be unable to satisfy any such judgment promptly in accordance with its terms (taking into account an estimated probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller is and shall be sufficient to pay all such liabilities, obligations and judgments promptly in accordance with their terms.

Section 3.15.                             Novo Asset Purchase Agreement.  Seller has delivered to Buyer a correct and complete copy of the Novo Asset Purchase Agreement, including all schedules and attachments, as in effect as of the date of this Agreement.  The Novo Asset Purchase Agreement constitutes the sole agreement between Seller and Novo or its Affiliates with respect to the purchase and sale of the Novo Transferred Assets as contemplated by the Novo Asset Purchase Agreement.  The Novo Asset Purchase Agreement is a legal, valid, binding and enforceable obligation of Seller and, to Seller’s Knowledge, Novo, and is in full force and effect.  Neither Seller nor, to Seller’s Knowledge, Novo is in breach or default under the Novo Asset Purchase Agreement, and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by Seller or, to the Seller’s Knowledge, by Novo or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any material benefit under, result in any payment becoming due under, result in the imposition of any Liens (other than Permitted Liens) on any of the Purchased Assets or Licensed Assets, or otherwise give rise to any right on the part of Novo to exercise any remedy or obtain any relief under the Novo Asset Purchase Agreement, nor has the Seller given or received notice or other communication alleging the same, except for any such event that would not be reasonably expected to have a materially adverse effect on the rights or interests of Buyer under this Agreement or any of the Related Documents.

Section 3.16.                             No Implied Warranty.  BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTY WHATSOEVER AND BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING WARRANTIES AS TO THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR CONDITION OF THE PURCHASED ASSETS OR THE LICENSED ASSETS OR AS TO ANY OTHER MATTER.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date, with each such representation and warranty subject to the disclosure Schedules of Buyer referenced in such representation or warranty.

Section 4.1.                                   Organization, Standing and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

Section 4.2.                                   Authority; Binding Agreements.  The execution and delivery by Buyer of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer.  Buyer has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer.  No stockholder or other equityholder approval is required on behalf of Buyer for the execution, delivery or performance of this Agreement and such Related Documents.  This Agreement and the Related Documents to which Buyer is or will become a party are, or upon execution and delivery thereof will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies by equitable principles.

Section 4.3.                                   Conflicts.  The execution and delivery by Buyer of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions hereof and thereof do not and will not:

(a)                                  conflict with or result in a breach of the constitutive or organizational documents of Buyer;

(b)                                 conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any Contract to which Buyer is a party or by which any of its properties or assets is bound;

(c)                                  conflict with or violate any material Applicable Law with respect to Buyer or Buyer’s properties or assets; or

(d)                                 result in the creation or imposition of any Lien upon any of Buyer’s properties or assets.

Section 4.4.                                   Consents.  No Consent of, or registration, declaration or filing with, any Governmental Authority or any other third party is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the Related Documents or the consummation of the transactions contemplated hereby or thereby other than (a) any notices, applications, authorizations or licenses required under Directive 2001/83/EC, Regulation (EC) No. 726/2004, each as amended, and relevant national implementations thereof, and (b) those that may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the transactions contemplated by this Agreement and the Related Documents.

Section 4.5.                                   Brokers.  No agent, broker, investment banker, firm or other Person acting on behalf, or under the authority, of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

Section 4.6.                                   Litigation.  There is no Action pending, or to Buyer’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Buyer’s Knowledge, threatened, that could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the transactions contemplated by this Agreement or the Related Documents, nor, to Buyer’s Knowledge, is there any reasonable basis on which any such Action may be brought in the future.

Section 4.7.                                   Availability of Funds.  Buyer has cash available or has current access to funds under existing borrowing facilities that together are sufficient to enable it to consummate the transactions contemplated by this Agreement and the Related Documents.

Section 4.8.                                   No Implied Warranty.  SELLER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE RELATED DOCUMENTS, BUYER HAS MADE NO REPRESENTATIONS OR WARRANTY WHATSOEVER AND SELLER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1.                                   Obligation to Consummate Transaction.  Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement and Related Documents as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of such party.  Without limiting the foregoing, within five (5) Business Days after the date of this Agreement, Seller shall deliver written notice of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer, to each of the licensors under the Third Party License Agreements from which consent is not required and shall thereafter use its commercially reasonable efforts to obtain a written consent to the transactions contemplated by this Agreement, including the assignment of the Third Party License Agreements to Novo, under each of the Third Party License Agreements under which such consent is required.

Section 5.2.                                   Confidentiality.  The parties hereby agree that any information exchanged between the parties hereto pursuant to or in connection with this Agreement shall be held subject to and in accordance with the confidentiality, non-disclosure and non-use obligations set forth in the Existing Confidentiality Agreement for the period prior to the Closing.  From and after the Closing Date, the Existing Confidentiality Agreement shall terminate and the rights and obligations of Seller, Buyer and Novo with respect to confidentiality, access and use of information shall be governed under a Post-Closing Confidentiality Agreement to be entered into as of the Closing Date by Seller, Buyer and Novo (the “Post-Closing Confidentiality Agreement”).

Section 5.3.                                   Access to Information.  From the date hereof to the Closing Date, Seller shall, and shall cause its employees and representatives to, afford to Buyer and its Affiliates and their respective accountants, counsel and other authorized representatives reasonable access, upon reasonable prior notice during normal business hours, to the properties, books and records related to the Purchased Assets and the Licensed Assets; provided, however, that such access does not unreasonably disrupt the normal operations of Seller.  All out-of-pocket expenses incurred by Seller in connection with this Section 5.3 shall be borne by Buyer.  Nothing contained in this Section 5.3 shall obligate Seller to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise, or to waive any attorney-client privilege.

Section 5.4.                                   Preparation of Proxy Statement; Stockholders Meeting.

(a)                                  As soon as practicable after the date hereof, Seller shall prepare and file with the SEC a Proxy Statement.  Seller and Buyer shall cooperate with each other in the preparation of the Proxy Statement and without limiting the generality of the foregoing, Seller shall consult with Buyer prior to filing the Proxy Statement (or any amendment or supplement thereto) with the SEC and shall consider in good faith including any reasonable comments of Buyer relating thereto, and Buyer shall, in a timely manner, furnish to Seller the information relating to Buyer required by the Securities Exchange Act, to be set forth in the Proxy Statement.  Unless the Board of Directors of Seller has effected a Change in Recommendation in accordance with Section 5.12(c), the Proxy Statement shall include the Recommendation of the Board of Directors of Seller.  The Proxy Statement shall additionally include a copy of the opinion of the Seller’s Financial Advisor to the Board of Directors of Seller with respect to the fairness of the transactions contemplated by this Agreement and the Related Documents.

(b)                                 Seller shall use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement.  Seller shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following the filing thereof with the SEC and the resolution of any comments thereon by the SEC.  Seller shall advise Buyer promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and Seller shall consult with Buyer prior to responding to any of the foregoing and shall consider in good faith including any reasonable comments of Buyer relating to any such responses.  The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Exchange Act.  The information supplied by Buyer for inclusion in the Proxy Statement or any amendment or supplement to the Proxy Statement, will not, on the date it is first mailed to Seller’s stockholders, on the date the Seller’s stockholders vote on this Agreement and at the Closing, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not at the time of the Seller Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Seller Stockholders Meeting that shall have become false or misleading in any material respect.  If at any time prior to the Closing Date any information relating to Seller or Buyer, or any of their respective Affiliates, officers or directors, is discovered by Seller or Buyer that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Seller.

(c)                                  Seller shall, as soon as practicable after the date hereof, and in accordance with Seller’s certificate of incorporation and bylaws and Applicable Law, establish a record date (which will be as soon as practicable after the date hereof) for, duly call, and give notice of, a meeting of its stockholders (the “Seller Stockholders Meeting”) for the purpose of considering and taking action upon this Agreement and the transactions contemplated hereby.

(d)                                 As soon as practicable following the date on which the Proxy Statement is mailed to Seller’s stockholders, Seller shall convene and hold the Seller Stockholders Meeting.  Once the Seller Stockholders Meeting has been called and noticed, except pursuant to the following sentence, Seller shall not postpone or adjourn the Seller Stockholders Meeting without the consent of Buyer, which consent shall not be unreasonably withheld or delayed.   If a quorum

of stockholders has not been obtained by the scheduled date for the Seller Stockholders Meeting, or supplemental or amended proxy materials are required to be filed with the SEC or disseminated to Seller’s stockholders prior to the Seller Stockholders Meeting, then Seller shall postpone or adjourn the Seller Stockholder Meeting until such time as a quorum is obtained or a period complying with Applicable Law is permitted for the filing or dissemination of such supplemental or amended proxy materials.  In the event that the Seller Stockholders Meeting is delayed to a date after the End Date (as defined in Section 7.1(b)) as a result of any adjournment or postponement pursuant to this Section 5.4(d), then the End Date shall be extended to the fifth (5th) Business Day after the date on which the Sellers Stockholder Meeting is convened and a vote by the stockholders of Seller on the proposal set forth in the Proxy Statement is taken.

(e)                                  Unless the Board of Directors of Seller has effected a Change in Recommendation in accordance with Section 5.12(c), Seller shall use its commercially reasonable efforts to solicit from stockholders of Seller proxies in favor of the approval of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the Required Stockholder Vote.  Seller shall engage a proxy solicitor to solicit proxies on behalf of Seller in connection with the Seller Stockholders Meeting.  Unless the Board of Directors of Seller has effected a Change in Recommendation in accordance with Section 5.12(c), Seller shall use its commercially reasonable efforts, including by attending in person meetings, participating in phone conferences and providing requested information, to cause any proxy advisory firms advising their clients in connection with the Seller Stockholders Meeting to recommend that client stockholders vote in favor of the approval of this Agreement and the transactions contemplated hereby.

Section 5.5.                            Standstill Agreement  During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement, the Closing Date or the date of any Change in Recommendation, except with respect to the transactions contemplated hereby, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of Seller or its Board of Directors:  (i) effect, acquire or agree, offer, seek or propose to effect or acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act ) of any voting securities or direct or indirect rights or options to acquire any voting securities of Seller, or of any successor to or person in control of Seller, any of the assets or businesses of Seller or of any such successor or controlling person, or any bank debt, claims or other obligations, (ii) effect or agree, offer, seek or propose to effect any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Seller; (iii) seek or propose to influence or control the management or policies of Seller or to obtain representation on Seller’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of Seller; (iv) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Seller or its securities or assets; (v) enter into any discussions, negotiations, arrangements or understandings with, or otherwise assist or encourage, any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; or (vi) seek or request permission or participate in any effort to do any of the foregoing or make, or seek permission to make, any public announcement with respect to the foregoing.

Section 5.6.                                   Certain Tax Matters.

(a)                                  Transfer Taxes.  All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement and the Related Documents or the transactions contemplated hereby and thereby, including the recordation and transfer fees with respect to the recordation of the assignment of the Transferred Patent Rights (including foreign associate charges, legalization fees, and patent office charges associated with recording the assignment of the Transferred Patent Rights) (collectively, “Transfer Taxes”) shall be borne equally by Buyer and Seller; provided, however, that Buyer and Seller shall be responsible for costs and expenses incurred in connection with transferring the Transferred Patent Rights in accordance with Section 5.8.

(b)                                 Allocation of Taxes.  All real property, personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”) and the number of days of such taxable period in a Pre-Closing Tax Period.  Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c)                                  Apportioned Obligations and Transfer Taxes.  Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and Tax Returns shall be filed, as provided by Applicable Law.  The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 5.6(b).  Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 5.6(b), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

(d)                                 Tax Withholding.  Buyer and Seller agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by Applicable Law.  In the event Buyer determines, after consultation with Seller, that it is required under Applicable Law to withhold and pay any Tax to any Governmental Authority in respect of any payments made to Seller, the amount of such Tax shall be deducted by Buyer and paid to the relevant Governmental Authority, and Buyer shall notify Seller thereof and shall promptly furnish to Seller all copies of any Tax certificate or other documentation evidencing such withholding.  Buyer shall not be required to pay any additional amounts to Seller in respect of any amounts paid to any Governmental Authority pursuant to the immediately preceding sentence.  In the event that any withholding Tax shall subsequently be found to be due, payment of such Tax shall be the responsibility of Seller.  The parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income Tax treaty or Applicable Law, to claim any applicable exemption from, or reduction or refund of, any such applicable Taxes.

(e)                                  Bulk Sales.  The parties hereby waive compliance with any Uniform Commercial Code bulk sales or comparable statutory provisions of each applicable jurisdiction.

(f)                                    Cooperation and Exchange of Information.  Each of Seller and Buyer shall (i) provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, application for exemption or refund, audit or other examination by any taxing authority or Action relating to liability for Taxes in connection with the Purchased Assets or the Licensed Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, application, audit or examination, Action or determination, and (iii) provide the other with any final determination of any such application, audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.

Section 5.7.                                   Public Announcements.  Promptly following the execution of this Agreement, the parties shall issue a joint press release with respect to the transactions contemplated hereby in form and substance mutually agreed by the parties.  Subject to the foregoing and except for the Proxy Statement and any other filings required to be made with the SEC, neither party shall issue or permit any of their respective Affiliates to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, except as may be required by Applicable Laws (in which case the party required to make the release or statement shall allow the other party reasonable time to comment on such release or statement in advance of such issuance).

Section 5.8.                                   Cooperation in Patent Transfer and Assignment.  As of the Closing Date, Seller shall, at its sole cost and expense, cause its patent attorneys and agents to transfer to Buyer or its designees the prosecution and maintenance of all files for all Transferred Patent Rights.  Prior to the Closing Date, Seller shall, at its sole cost and expense, prepare patent assignment agreements with respect to the assignment and transfer of the Transferred Patent Rights to Buyer in the jurisdictions requested by Buyer within ten (10) Business Days after the date hereof, in form and substance reasonably satisfactory to Buyer.  Buyer shall be responsible, at its sole cost and expense, for recording the patent assignment agreements prepared by Seller and its patent attorneys and agents with respect to all Patent Rights included in the Purchased Assets from Seller to Buyer, including foreign associate charges, legalization fees, and patent office charges associated with recording the patent assignment agreements.  Subject to Section 6.6, upon the reasonable request of Buyer, Seller and its patent attorneys and agents will cooperate with Buyer following the Closing Date to prepare any additional documentation required to record and give effect to the assignment of the Transferred Patent Rights in accordance with this Agreement.

Section 5.9.                            Technical Transition.   During the period beginning on the date of this Agreement and ending thirty (30) days after the Closing Date (the “Technical Transition Period”), Seller shall provide technical assistance to the employees and agents of Buyer and its Affiliates as may be reasonably required to ensure an efficient and orderly transition of the Transferred Intellectual Property to Buyer, or Buyer’s designee.  During the Technical Transition Period, Seller agrees to use reasonable efforts to continue to make available to Buyer those of Seller’s Employees with training and experience relating to the Purchased Assets, including those persons listed on Schedule 5.9 (the “Technical Transition Employees”).  Seller will make reasonable efforts to retain or have access to the Technical Transition Employees, including using its commercially reasonable efforts to structure the incentive compensation, stay bonuses or other similar payments to such Employees to be payable in whole or in substantial part as of the end of the Technical Transition Period; provided, however, that Seller shall be relieved of its obligations with respect to any Technical Transition Employees who are hired by Buyer or who contract directly with Buyer and Seller shall cooperate with Buyer in its efforts to secure the services of any such Employees.  Buyer shall reimburse Seller promptly for any and all out-of-pocket costs and expenses, including salary and other compensation (but exclusive of incentive pay, stay bonuses or other similar payments) due to any Technical Transition Employees during the Technical Transition Period pursuant to this Section 5.9 from and after the Closing Date.

Section 5.10.                             Termination of the Collaboration Agreement.   Buyer and Seller hereby mutually agree to terminate the Collaboration Agreement in all respects effective as of the Closing Date.  Buyer and Seller further acknowledge and agree that effective as of the Closing Date (a) neither party shall be deemed a Continuing Licensee (as defined in the Collaboration Agreement) under Section 24 of the Collaboration Agreement, (b) neither party shall be entitled to the termination fee set forth in Section 24.10 thereof, and (c) all other continuing obligations of the parties under the Collaboration Agreement that by the terms thereof survive termination shall have no further force and effect from and after the Closing Date.  If the Closing does not occur for any reason, the Collaboration Agreement shall continue in full force and effect in accordance with its terms and conditions.  In connection with such terminations, Buyer and Seller hereby each mutually release the other as of the Closing Date from their respective obligations under the Collaboration Agreement.  Notwithstanding the foregoing, if the Closing occurs, any internal costs incurred by Seller under the Collaboration Agreement described in clause (iii) of the definition of Allowable Costs (as defined in the Collaboration Agreement) after May 9, 2008 shall not be due and payable by Buyer upon the termination of the Collaboration Agreement; provided, however, that any obligations of Buyer to reimburse Seller for third party costs and expenses incurred by Seller pursuant to the Collaboration Agreements prior to the Closing Date shall survive termination of the Collaboration Agreements.

Section 5.11.                             Further Assurances.  Subject to the terms of this Agreement, each of Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and to consummate the transactions contemplated by this Agreement and the Related Documents.

Section 5.12.                      Acquisition Proposals.

(a)                                  Seller, and each of its directors, officers, employees, financial advisors, attorneys, accountants and consultants, shall immediately cease any discussions or negotiations presently being conducted with respect to any Acquisition Proposal.  Seller shall not and shall use its commercially reasonable efforts to cause its directors, officers, employees, financial advisors, attorneys, accountants and consultants not to, directly or indirectly (i) initiate, solicit, knowingly take any action to facilitate or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions with, furnish any information or data to or enter into any letter of intent (except for the confidentiality agreement contemplated by Section 5.12(b) subject to compliance with this Section 5.12(a)), agreement in principle, acquisition agreement or similar agreement with any party relating to any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to acquisitions of Seller’s  common stock or other securities by any party other than Buyer or (iv) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.  Seller shall be responsible for any breach of the provisions of this Section 5.12 by any director, executive officer, financial advisor, attorney, accountants or consultant of Seller.

(b)                                 Notwithstanding anything to the contrary contained in this Section 5.12, Seller may engage in discussions or negotiations with, and furnish information and data to, any party that submits an unsolicited written Acquisition Proposal after the date of this Agreement and on or prior to the date of the Seller Stockholders Meeting or any adjournment thereof (the “Applicable Period”) if (i) the Board of Directors of Seller determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Acquisition Proposal, (ii) the Board of Directors of Seller determines in good faith that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors under Applicable Law, (iii) prior to providing any material, non-public information regarding Seller, Seller receives from the party submitting such Acquisition Proposal an executed confidentiality agreement containing provisions that are no less favorable to Seller than the provisions contained in the Existing Confidentiality Agreement, and which permits Seller to perform and comply with its obligations under this Agreement, and (iv) at least forty-eight (48) hours has elapsed from the time Seller shall have provided Buyer with notice of such determination by the Board of Directors of Seller.  Any such determination by the Board pursuant to this Section 5.12(b) shall be made after consultation with its legal advisors and consultants to the extent it deems appropriate.

(c)                                  Notwithstanding anything to the contrary contained in this Section 5.12, if at any time during the Applicable Period and after receipt of a Superior Acquisition Proposal the Board of Directors of Seller, in the exercise of its fiduciary duties, determines in good faith that to do otherwise would likely result in a breach of its fiduciary duties under Delaware law, the Board of Directors of Seller may, pursuant to this Section 5.12, fail to make, withdraw or modify in a manner adverse to Buyer its Recommendation to Seller’s stockholders for approval of this Agreement (a “Change in Recommendation”).

(d)                                 Notwithstanding anything to the contrary contained in this Section 5.12,  the Board of Directors of Seller may terminate this Agreement in accordance with Section 7.1(g), if (i) Seller has received an unsolicited written Acquisition Proposal during the Applicable Period, (ii) the Applicable Period has not expired prior to the date of termination, (iii) the Board of Directors of Seller determines in good faith that such Acquisition Proposal constitutes a Superior Acquisition Proposal (after taking into account any changes in the terms and conditions of this Agreement proposed by Buyer in accordance with Section 5.12(e)) and (iv) the Board of Directors of Seller determines in good faith that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors under Delaware law.

(e)                                  Seller shall provide Buyer with not less than three (3) Business Days prior written notice of its determination to take any action referred to in Section 5.12(c) or (d).  Seller’s notice shall include a description of the reasons for any Change in Recommendation and a copy of the most recent version of any written agreement relating to the Superior Acquisition

Proposal, which may be redacted to conceal the identity of the party submitting the Superior Acquisition Proposal.  If requested by Buyer after the delivery of such notice, Seller shall engage in reasonable, good faith negotiations with Buyer regarding any modifications to the terms and conditions of this Agreement proposed by Buyer. If Buyer proposes any such modifications to the terms and conditions of this Agreement prior to the expiration of the three (3) Business Day period following delivery of Seller’s notice and such modifications were material, Seller may not take any action referred to in Section 5.12(c) or (d) unless and until the Board of Directors of Seller determines in good faith that the Acquisition Proposal resulting in the proposed Change in Recommendation or termination pursuant to Section 5.12(d) continues to constitute a Superior Acquisition Proposal, after taking into account any changes in the terms and conditions of this Agreement proposed by Buyer in accordance with this Section 5.12(e).  If any material modifications are made to the terms and conditions of any Acquisition Proposal after the date notice thereof is provided by Seller to Buyer pursuant to this Section 5.12(e), then Seller shall again be required to comply with the provisions of this Section 5.12(e) with respect to such modified Acquisition Proposal.

(f)                                    Seller shall, within twenty-four (24) hours after its receipt of any written Acquisition Proposal, provide Buyer with a copy of such Acquisition Proposal or, in connection with any non-written Acquisition Proposal, a written statement setting forth in reasonable detail the material terms and conditions of such Acquisition Proposal.  Seller shall furnish to Buyer copies of any written proposals and draft documentation or, if drafted, written summaries of any material oral inquiries or discussions involving the Acquisition Proposal.  If Seller provides any non-public information to any party submitting an Acquisition Proposal that has not previously been provided to Buyer, Seller shall provide a copy of such information to Buyer within twenty-four (24) hours after the time it is first provided to such other party.  Posting such documents in a virtual data room which is accessible by Buyer shall constitute delivery of such information.

(g)                                 Nothing in this Section 5.12 shall prevent the Board of Directors of Seller from taking, and disclosing to Seller’s stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act with respect to any unsolicited tender offer publicly announced during the Applicable Period; provided that, any such disclosure, other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Securities Exchange Act, (ii) an express rejection of such tender offer or (iii) an express reaffirmation of the Seller’s Board of Directors’ recommendation to Seller’s stockholders for approval of this Agreement, shall be deemed a Change in Recommendation..

(h)                                 For the purposes of this Section 5.12, the Board shall be deemed to act in good faith if it acts (i) by majority vote of directors in a duly called meeting at which a quorum is present and (ii) after consultation with its outside legal and financial advisors.

Section 5.13.                             Insurance.

(a)                                  Prior to Closing, Seller shall use its reasonable best efforts to purchase a representation and warranty insurance policy for the benefit of Buyer issued by a reputable insurer or insurers reasonably satisfactory to Buyer (the “Representation and Warranty Policy”) with respect to Losses suffered or incurred by Buyer or its Affiliates as a result of any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement.  The Representation and Warranty Insurance Policy shall provide that (i) Buyer shall not be entitled to coverage unless and until the aggregate Losses for which the Buyer would otherwise be entitled to coverage exceed $500,000 generally and $1,500,000 for breaches of Section 3.7 (at which point Buyer shall be entitled to coverage only for those Losses that exceed the foregoing deductible amount), (ii) the aggregate amount of Losses with respect to which Buyer shall be entitled to coverage shall be $4,000,000 and (iii) Buyer shall not be entitled to assert any claim pursuant to the Representation and Warranty Policy following the second anniversary of the Closing Date.  The terms and conditions of the Representation and Warranty Coverage will in all other respects be in customary form reasonably satisfactory to Buyer upon terms consistent with the Non-Binding Indication Letter dated September 17, 2008.  The cost of the foregoing Representation and Warranty Policy, including any associated surplus lines or premium Tax or other applicable Tax, fee or surcharge, shall be borne by Seller.

(b)                                 Buyer shall be entitled to indemnification pursuant to this Agreement for all Losses suffered or incurred by Buyer or any of its Affiliates; provided that in accordance with Section 8.2, from and after the Closing Date, Seller shall have no liability to Buyer with respect to any inaccuracy or breach of any of the representations or warranties of Seller in this Agreement or any Related Agreement, and Buyer’s sole recourse and remedy with respect to any such inaccuracy or breach shall be to asset a claim or claims for coverage pursuant ot the Representation and Warranty Policy.

(c)                                  Prior to Closing, Seller shall use its reasonable best efforts to purchase from its existing liability insurer or another reputable insurer or insurers reasonably satisfactory to Buyer extended reporting or “tail” coverage with respect to its clinical trial liability insurance policies in effect for all periods during which Seller was conducting human clinical trials (the “Tail Policy”).   The Tail Policy shall name Buyer as an additional insured party and shall otherwise be reasonably satisfactory to Buyer. The cost of the foregoing Tail Policy shall be borne by Seller.

Section 5.14.                             Amendments to Novo Asset Purchase Agreement.  If Seller enters into any amendment, modification, waiver or supplement in connection with the Novo Asset Purchase Agreement after the date of this Agreement, Seller shall promptly provide Buyer with a correct and complete copy of the document or documents evidencing such action.

Section 5.15.                             Notice of Certain Events.  Each party shall promptly notify the other party of:

(a)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Related Documents;

(b)                                 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Related Documents;

(c)                                  any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of either party, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 3 or 4, or that relate to the consummation of the transactions contemplated by this Agreement or any of the Related Documents;

(d)                                 with respect to Seller only, any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 6.2(b) not to be satisfied; and

(e)                                  any failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

The delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies otherwise available hereunder to the party receiving that notice; provided, however, that to the extent such notice relates to an Excluded Liability for which Seller agrees to accrue a commercially reasonable reserve or relates to an Excluded Asset (other than a Licensed Asset), such disclosure shall not result in Buyer’s ability not to close the transactions contemplated by this Agreement and the Related Documents; provided, further, that any notice required by clause (d) may be satisfied by delivery of updated Schedules by the notifying party.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1.                                   Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)                                  Required Stockholder Vote.  The Required Stockholder Vote shall have been obtained;

(b)                                 No Adverse Law; No Injunction.  No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement or the Related Documents, and no Action shall be pending or threatened by any Governmental Authority or other Person under such Applicable Law seeking any such Order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions; and

(c)                                  Governmental Approvals.  All required notifications and filings with any Governmental Authority shall have been made and any waiting periods shall have expired or been terminated.

Section 6.2.                                   Conditions to Obligations of Buyer.  The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following additional conditions:

(a)                                  Representations and Warranties.  Subject to Section 5.15, the representations and warranties of Seller contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects, as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b)                                 Covenants; Material Adverse Effect.  Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.  As of the Closing Date, there shall not have occurred and be continuing any event, development or state of circumstances that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Officer’s Certificate.  Buyer shall have received a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller, certifying that:

(i)                                     all of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(ii)                                  the resolutions adopted by the Board of Directors of Seller (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Agreement, as attached to the certificate, were duly adopted at a duly convened meeting of such board or committee, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(iii)                          Seller’s officer executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated herein, is an incumbent officer, and the specimen signature on such certificate is a genuine signature.

(d)                                 Certificate of Good Standing.  Buyer shall have received a certificate of good standing in respect of Seller certified by the Secretary of State or other appropriate official of the State of Delaware, dated as of a date not more than ten (10) days prior to the Closing Date.

(e)                                  Other Documents.  Buyer shall have received the documents and other agreements and instruments pursuant to Section 6.4(a), and such other documents, agreements and instruments as it may reasonably request in connection with the consummation of the transactions contemplated hereby.

(f)                                    Closing under Novo Asset Purchase Agreement.  The transactions contemplated by the Novo Asset Purchase Agreement shall have been consummated simultaneously with the Closing (without any waiver or amendment by Novo of any of the conditions precedent set forth in the Novo Asset Purchase Agreement, as in effect as of the date of this Agreement, that would reasonably be expected to have a materially adverse effect on the rights or interests of Buyer under this Agreement or any of the Related Documents).  Novo shall have executed and delivered to Buyer a document of assignment and assumption in the form of

Exhibit E with respect to all of the rights, duties and obligations of Seller under the BGX License Agreement and the BGX Sublicense Agreement (the “Novo Assignment and Assumption Agreement”) and the BGX License Agreement and the BGX Sublicense Agreement shall be in full force and effect.  Novo shall have executed and delivered to Buyer a mutual release agreement in the form of Exhibit F (the “Mutual Release Agreement “) and the Mutual Release Agreement shall be in full force and effect.

(g)                                 Insurance.  The Representation and Warranty Policy and the Tail Policy shall have been issued and shall be in full force and effect and Seller shall have paid the premiums therefor in accordance with Section 5.13.

(h)                                 Acknowledgement of Assignment of UC License Agreement.  Seller shall have received an acknowledgement from The Regents of the University of California of Seller’s right to assign the UC License Agreement to Novo and to sublicense the UC License Agreement to Buyer.

Section 6.3.                                   Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Buyer contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b)                                 Covenants.  Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.

(c)                                  Officer’s Certificate.  Seller shall have received a certificate, dated as of the Closing Date, duly executed by an authorized representative of Buyer, certifying that:

(i)                                     all of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(ii)                                  the approval from senior management of Buyer authorizing the execution, delivery and performance of this Agreement; and

(iii)                          Buyer’s officer executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated herein, is an incumbent officer, and the specimen signature on such certificate is a genuine signature.

(d)                                 Other Documents.  Seller shall have received the documents and other agreements and instruments pursuant to Section 6.4(b), and such other documents, agreements and instruments as it may reasonably request in connection with the consummation of the transactions contemplated hereby.

Section 6.4.                                   Closing Deliverables.

(a)                                  Certain Closing Deliveries of Seller.  At the Closing, Seller shall have delivered or caused to be delivered to Buyer:

(i)                                     a duly executed counterpart to the Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit A, as may be necessary, among other things, to effect the assignment to Buyer of all rights of Seller in and to the Assumed Contracts, duly executed by Seller;

(ii)                                  assignments for the registrations and applications included in the Transferred Intellectual Property in such form or forms reasonably satisfactory to Buyer which shall be recordable in all jurisdictions in which such registrations have been made or such applications have been filed;

(iii)                               copies of each Assumed Contract and physical possession of any tangible Purchased Assets, together with certain deeds, endorsements or other instruments as may be reasonably requested by Buyer to vest in Buyer good and marketable title to all of the Purchased Assets, including the Inventory, the Books and Records and the Regulatory Documentation related to the Purchased Assets, in each case in accordance with the Transition Plan;

(iv)                              copies of the Books and Records and the Regulatory Documentation, in each case in accordance with the Transition Plan;

(v)                                 a duly executed counterpart to the BGX License Agreement, substantially in the form attached hereto as Exhibit B;

(vi)                              a duly executed counterpart to the BGX Sublicense Agreement, substantially in the form attached hereto as Exhibit C;

(vii)                           a counterpart to the Patent Cooperation Agreement duly executed by Novo, substantially in the form attached hereto as Exhibit D;

(viii)                        a duly executed counterpart to the Novo Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit E; and

(ix)                                a duly executed counterpart to the Post-Closing Confidentiality Agreement, by and among Buyer, Seller and Novo, substantially in the form attached hereto as Exhibit G.

(b)                                 Certain Closing Deliveries of Buyer.  Buyer shall have delivered or caused to be delivered to Seller:

(i)                                     payment of the Purchase Price by wire transfer of same day funds directly to the account set forth on Schedule 6.4(b)(i);

(ii)                                  a duly executed counterpart to any Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit A, as may be reasonably necessary, among other things, to effect the consummation of the transactions contemplated herein;

(iii)                               a duly executed counterpart to the BGX License Agreement, substantially in the form attached hereto as Exhibit B;

(iv)                              a duly executed counterpart to the BGX Sublicense Agreement, substantially in the form attached hereto as Exhibit C;

(v)                                 a duly executed counterpart to the Patent Cooperation Agreement, substantially in the form attached hereto as Exhibit D; and

(vi)                              a duly executed counterpart to the Post-Closing Confidentiality Agreement, substantially in the form attached hereto as Exhibit G.

Section 6.5.                                   Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its agreements set forth herein.

Section 6.6.                                   Liquidation of Seller.  Buyer and Seller each acknowledge that, notwithstanding certain post-Closing covenants contained herein, it is Seller’s intention to file for legal dissolution promptly following the Closing and to wind-up and liquidate its remaining assets as promptly as practical following the Closing; provided, however that Seller shall not wind-up and liquidate its remaining assets prior to the end of the Technical Transition Period.

ARTICLE VII
TERMINATION

Section 7.1.                                   Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing whether before or after the Agreement has been adopted and the transactions contemplated hereby have been approved by the Required Stockholder Vote:

(a)                                  by mutual written agreement of Buyer and Seller;

(b)                                 by Notice of Termination delivered by either party to the other party, if (i) the Closing shall not have occurred prior to January 31, 2009 (the “End Date”) (other than due to a breach of any representation or warranty hereunder of the party seeking to terminate this Agreement or as a result of the failure on the part of such party to comply with or perform any of its covenants, agreements or obligations under this Agreement) or (ii) there shall be in effect any Applicable Law that prohibits the Closing or if the Closing would violate any non-appealable Order;

(c)                                  prior to the Closing, by Notice of Termination delivered by Buyer to Seller, if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment on or prior to the End Date and such condition or conditions shall not have been waived by Buyer;

(d)                                 prior to the Closing, by Notice of Termination delivered by Seller to Buyer, if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment on or prior to the End Date and such condition or conditions shall not have been waived by Seller;

(e)                                  prior to the Closing, by Notice of Termination delivered by Seller to Buyer, or by Buyer to Seller, if upon a vote at a duly held Seller Stockholders Meeting, the Required Stockholder Vote shall not have been obtained; or

(f)                                    prior to the Closing, by Notice of Termination delivered by Buyer to Seller, if at any time prior to the Closing, Seller’s Board of Directors effects a Change in Recommendation; or

(g)                                 by Notice of Termination delivered by Seller to Buyer immediately prior to Seller entering into a definitive agreement with respect to a Superior Acquisition Proposal; provided, however that (i) Seller has not materially violated the provisions of Section 5.12 with respect to such Superior Acquisition Proposal, (ii) the Board of Directors of Seller has determined to terminate this Agreement in accordance with Section 5.12(d) and (iii) contemporaneously with the termination of this Agreement, Seller pays to Buyer the Termination Fee in accordance with Section 7.2(c).

Section 7.2.                                   Procedure and Effect of Termination.

(a)                                  Notice of Termination.  Termination of this Agreement by either party shall be by delivery of a written notice to the other party (a “Notice of Termination”).  A Notice of Termination shall state the termination provision in this Agreement that such terminating party is claiming provides a basis for termination of this Agreement.  Termination of this Agreement pursuant to the provisions of Section 7.1 shall be effective upon and as of the date of delivery of a Notice of Termination as determined pursuant to Section 8.4.

(b)                                 Certain Effects of Termination.

(i)                                Except as provided in Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of either party or any of its respective representatives, and all rights and obligations of each party hereto shall cease, except that the provisions of Section 5.2, Section 7.2(c) and Article VIII shall survive any such termination and shall remain in full force and effect; provided, however, that nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or any of its covenants or agreements set forth herein and termination of this Agreement shall not terminate the Existing Confidentiality Agreement.

(ii)                             If this Agreement is terminated pursuant to Section 7.1: (A) each party shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to the other party all documents and other material received from such other party or any of its Affiliates relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof; and (B) the Collaboration Agreement shall continue in full force and effect pursuant to its terms.

(c)                                  Termination Fee.  Seller shall pay Buyer, by wire transfer of immediately available funds, the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated under the following circumstances:

(i)                                if Buyer terminates this Agreement pursuant to Section 7.1(f) following a Change in Recommendation, Seller shall pay the Termination Fee to Buyer on the second Business Day after the date of such termination;

(ii)                             if Seller terminates this Agreement pursuant to Section 7.1(g), Seller shall will pay the Termination Fee to Buyer contemporaneously with the termination of this Agreement; or

(iii)                          if (A) either Seller or Buyer terminates this Agreement pursuant to Section 7.1(e), (B) at any time after the date of this Agreement and prior to the Seller Stockholders Meeting, an Acquisition Proposal has been publicly announced or communicated to the Board of Directors of Seller, or any Person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal and (C) within twelve (12) months after the date of such termination, Seller enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is otherwise consummated, Seller shall pay the Termination Fee to Buyer on the second Business Day after the date such definitive agreement is executed or the date such Acquisition Proposal is consummated, whichever is earlier.

(d)                                 Expenses. If Buyer or Seller terminates this Agreement pursuant to Section 7.1(f) or (g), or pursuant to Section 7.1(e) even if Buyer is not entitled to received the Termination Fee in accordance with Section 7.2(c)(iii), Seller shall reimburse Buyer, not later than two Business Days after submission of statements therefor, for up to an aggregate of $500,000 of the out-of-pocket costs and expenses (including attorneys,’ accountants’ and investment bankers’ fees and expenses) incurred by Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.                            Limitation on Liability of Seller.  Following the Closing, Seller shall have no further rights, duties or obligations as a party to the BGX License Agreement or the BGX Sublicense Agreement, each of which shall continue in full force and effect from and after the Closing Date as agreements between Buyer and Novo.  Each party agrees that, except for the representations and warranties contained in this Agreement and the Related Documents, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself, its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement and the Related Documents or the transactions contemplated hereby and thereby, notwithstanding the delivery of disclosure to any other party or any party’s representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 8.2.                                   No Liability for Representations, Warranties and Agreements.  From and after the Closing Date, Seller shall have no liability to Buyer with respect to any inaccuracy or breach of any of the representations or warranties of Seller in this Agreement or any Related Documents, and Buyer’s sole recourse and remedy with respect to any such inaccuracy or breach shall be to assert a claim or claims for coverage pursuant to the Representation and Warranty Policy.  The covenants and agreements in this Agreement and in any certificate delivered in connection with this Agreement or any Related Document shall not survive the earlier of the Closing Date or the termination of this Agreement under Section 7.1, as the case may be, unless otherwise expressly provided herein.  Each party agrees that, except for the representations and warranties contained in this Agreement and the Related Documents, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself, its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement and the Related Documents or the transactions contemplated hereby and thereby, notwithstanding the delivery of disclosure to any other party or any party’s representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 8.3.                                   Governing Law; Jurisdiction; Venue; Service Of Process.

(a)                                  Governing Law.  Except with respect to matters relating to the corporate organization, standing, power and authority of Seller and any determinations with respect to the fiduciary duties of the Board of Directors of Seller, which shall be governed by the Delaware General Corporation Law and the laws of the State of Delaware, construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Applicable Law of another jurisdiction.

(b)                                 Jurisdiction; Venue; Service Of Process.  The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York, County of New York, Borough of Manhattan and the United States District Court for the Southern District of New York for any Action (other than appeals therefrom) arising out of or relating to this Agreement or the Related Documents or otherwise in connection with the transactions contemplated hereby and thereby, and agree not to commence any Action, (other than appeals therefrom) related thereto except in such courts.  The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action (other than appeals therefrom) arising out of or relating to this Agreement or the Related Documents or otherwise in connection with the transactions contemplated hereby and thereby in the courts of the State of New York, County of New York, Borough of Manhattan or the United States District

Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail (with a copy sent via facsimile in accordance with Section 8.4) to its address set forth below shall be effective service of process for any Action brought against it under this Agreement in any such court.

Section 8.4.                                   Notices.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in written form, and shall be deemed delivered (a) on the date of delivery when delivered by hand on a Business Day, (b) on the Business Day designated for delivery if sent by reputable overnight courier maintaining records of receipt and (c) on the date of transmission when sent by facsimile, electronic mail or other electronic transmission during normal business hours on a Business Day, with confirmation of transmission by the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if within two (2) Business Days of such transmission such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt for delivery on the Business Day immediately succeeding such day of deposit.  All such communications shall be addressed to the parties at the address set forth as follows, or at such other address as a party may designate upon ten (10) days’ prior written notice to the other party.

If to Buyer, to:

BioGeneriX AG

High-Tech-Park Neckarau

Janderstrasse 3

D-68199 Mannheim

Germany

Attention: Dr. Karl Heinz Emmert, Chief Scientific Officer

Telephone: +49 731 402 4360

Facsimile: +49 732 402 444360

with a copy (which shall not constitute notice):

Baker & McKenzie LLP

One Prudential Plaza

130 East Randolph Drive

Chicago, Illinois 60601

Attention:  Craig A. Roeder, Esq.

Telephone:   (312) 861-3730
Facsimile:   (312) 698-2365

If to Seller to:

Neose Technologies, Inc.
102 Rock Road

Horsham, PA 19044

Attention: Chief Executive Officer

Telephone:   215.315.9000

Facsimile: 215.315.9100

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Telephone: (609) 919-6604

Facsimile: (609) 919-6701

Attention: Steven M. Cohen, Esq.

Section 8.5.                                   Benefits of Agreement.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party, including, for the avoidance of doubt, any Employee.

Section 8.6.                                   Amendments and Waivers.  No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought.  Such modification, amendment, waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given.  Neither the failure of either party to enforce, nor the delay of either party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof.  No action taken pursuant to this Agreement, including any investigation by or on behalf of either party hereto, shall be deemed to constitute a waiver by the party taking action of compliance by the other party with any representation, warranty, covenant, agreement or obligation contained herein.

Section 8.7.                              Cumulative Rights.  Except as expressly provided herein, the various rights under this Agreement shall be construed as cumulative, and no one of them is exclusive of any other or exclusive of any rights allowed by Applicable Law.

Section 8.8.                                   Expenses.  Except as otherwise specified herein, each party shall bear any costs and expenses with respect to the transactions contemplated herein incurred by it, whether or not such transactions are consummated.

Section 8.9.                                   WAIVER OF JURY TRIAL.   EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE RELATED DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

Section 8.10.                             Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party hereto without the prior written consent of the other party hereto; provided, however, that without the prior written consent of the other party, effective upon providing written notice to the other party (a) Buyer may assign or delegate any or all of its rights and obligations under this Agreement or any of the Related Documents to one or more of its Affiliates, provided that Buyer shall continue to be responsible for its obligations under this Agreement and each of the Related Documents notwithstanding any such assignment or delegation; (b) Buyer may assign or delegate any or all of its rights and obligations under this Agreement or any of the Related Documents to a successor of all or a part of the business to which this Agreement relates; and (c) either party may assign all of its rights and obligations under this Agreement to any of its Affiliates in connection with a merger, consolidation, change in control or otherwise by operation of Applicable Law.  Any party assigning in conformity with this Section 8.10 shall provide prompt written notice of such assignment to the other party.  Any attempted assignment in violation of this Section 8.10 shall be null and void.

Section 8.11.                             Enforceability; Severability.  (a) If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof if the rights and obligations of a party hereto will not be materially and adversely affected, each of which is hereby declared to be separate and distinct, (b) if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and (c) if any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the parties hereto agree to modify the offending provision so as to maintain the essential benefits of the bargain (including the rights and obligations hereunder) between the parties to the maximum extent possible, consistent with Applicable Law and public policy.

Section 8.12.                             Entire Agreement.  This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Related Documents, the Existing Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties with respect to the subject matter hereof, including that certain letter of interest, dated May 9, 2008, by and between Buyer and Seller.

Section 8.13.                             Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 8.14.                      Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the Related Documents were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to seek injunctive relief to prevent breaches of this Agreement or any Related Document and otherwise to seek to enforce specifically the provisions of this Agreement or any Related Document.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement or any Related Document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BIOGENERIX AG

By:	/s/ Herman Allgaier
Name: Herman Allgaier
Title: CPO

By:	/s/ Karl Heinz Emmert
Name: Karl Heinz Emmert
Title: CSO

NEOSE TECHNOLOGIES, INC.

By:	/s/ George J. Vergis
Name: George J. Vergis
Title: President and Chief Executive Officer

SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT